EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2017 Results
ATLANTA, February 7, 2018 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter and year ended December 31, 2017.

Highlights for the Three Months and Year Ended December 31, 2017:

•
Completed almost 900,000 square feet of leasing during the fourth quarter, resulting in approximately 20% and 25% roll ups in cash and accrual rents, respectively, and bringing total leasing for the year to over two million square feet and year-end leased percentage to approximately 90%;

•
Due to the timing of completion of transactional activity undertaken in 2017, reported Net Loss Applicable to Common Stockholders of $(0.21) per diluted share for the quarter and Net Income Applicable to Common Stockholders of $0.92 per diluted share for the year ended December 31, 2017;

•	Achieved Core Funds From Operations ("Core FFO") of $0.42 and $1.75 per diluted share for the quarter and year ended December 31, 2017, respectively;

•	Reported increases of approximately 4% and 9% in Same Store NOI- Cash Basis for the quarter and year ended December 31, 2017, respectively;

•
Acquired Norman Pointe I during the fourth quarter, an approximately 214,000 square foot, 7-story, Class-A, value-add office building located in close proximity to Piedmont's existing Minneapolis, MN assets;

•
Sold one joint venture asset and two wholly-owned properties during the year, including Two Independence Square, one of the Company's largest Washington, D.C. assets, for an aggregate of approximately $396 million in gross proceeds;

•	Paid down debt using net disposition proceeds from the property sales mentioned above, resulting in decreased leverage levels and substantially improved debt metrics;

•
Repurchased 3.1 million shares for a total of $61.8 million under the Company's board-approved stock repurchase program during the year ended December 31, 2017, leaving $188 million in authorized capacity remaining under the program as of December 31, 2017; and,

•	Entered into two binding contracts to sell a total of 14 non-strategic properties for approximately $426 million, which closed on January 4, 2018, and thereby exit four office markets.

Commenting on the Company's 2017 results, Donald A. Miller, CFA, President and Chief Executive Officer, said, "We had a strong fourth quarter from both a leasing and transactional perspective, allowing us to finish the year with over two million square feet of leasing and to finalize the sale of 14 assets during the first couple days of January. We were able to successfully address several near term expirations or vacancies in the portfolio through our leasing efforts; our balance sheet is in great shape as a result of paying down debt with proceeds from our sale transactions; and our portfolio is now almost exclusively focused on our eight core markets.”

Results for the Quarter ended December 31, 2017

Due to the accounting requirement to recognize losses when known, but defer gains until closing, Piedmont recognized net loss applicable to common stockholders for the three months ended December 31, 2017 of $(31.4) million, or $(0.21) per diluted share, as compared with net income of $30.2 million, or $0.21 per diluted share, for the three months ended December 31, 2016. The fourth quarter included an approximately $46.5 million, or $0.32 per diluted share, impairment loss on certain assets as a result of reclassifying 14 properties to held-for-sale during the quarter. The gains on sale for certain of these assets will not be reported until the first quarter of 2018, when the sales closed. The fourth quarter of the prior year included an approximately $19.7 million, or $0.13 per diluted share, gain on sale of real estate assets.

Funds From Operations ("FFO"), which removes the impact of the gains on sales and impairment losses mentioned above, as well as depreciation and amortization, and Core FFO, which further removes the impact of acquisition expenses and net recoveries from casualty events, were both $0.42 per diluted share for the three months ended December 31, 2017, compared to $0.44 for both for the three months ended December 31, 2016. The decrease in both FFO and Core FFO per share was due to the sale of Two Independence Square in Washington, D.C., one of the Company's largest assets, during the third quarter of 2017.

Revenues and property operating costs were $139.4 million and $55.4 million, respectively, for the three months ended December 31, 2017, compared to $143.9 million and $57.5 million, respectively, for the fourth quarter of 2016. The decrease in both items was primarily a result of the sale of four wholly-owned assets since December 1, 2016, including Two Independence Square, one of the Company's largest assets, during the third quarter of 2017.

General and administrative expense was $7.9 million for the fourth quarter of 2017, compared to $5.7 million for the same period in 2016, primarily as a result of increased accruals for potential stock-based compensation expense as compared to the fourth quarter of 2016.

Gain/ (loss) on sale of real estate assets was a loss of $(77,000) for the fourth quarter of 2017, as compared to a gain of $19.7 million for the three months ended December 31, 2016 reflecting the sale of two wholly-owned assets that occurred during the fourth quarter of 2016.

In addition, net income available to common stockholders per share, FFO per diluted share and Core FFO per diluted share for the three months ended December 31, 2017 were all favorably impacted by an approximately 1.3 million share decrease in our weighted average shares outstanding as a result of the repurchase of approximately 2.9 million shares pursuant to the Company's stock repurchase program during the quarter.

Results for the Year ended December 31, 2017

Piedmont recognized net income available to common stockholders for the year ended December 31, 2017 of $133.6 million, or $0.92 per diluted share, as compared to $99.7 million, or $0.69 per diluted share, for the year ended December 31, 2016. The 2017 results included approximately $119.6 million, or $0.82 per diluted share, in gains on sales of real estate assets, whereas the 2016 results included $93.4 million, or

$0.64 per diluted share, in such gains. Additionally, real estate operating income was approximately $10.5 million higher for the year ended 2017 as compared with the year ended 2016, primarily as a result of the commencement of several significant leases, the expiration of various operating expense abatement periods, the impact of net transactional acquisition activity during 2017 and 2016, which was partially offset by increased impairment losses in 2017 as a result of reclassifying the portfolio as held-for-sale during the fourth quarter of 2017.

FFO and Core FFO were both $1.75 per diluted share for the year ended December 31, 2017, as compared to $1.67 for both for the year ended December 31, 2016, with the increase reflecting the commencement of several significant leases, the expiration of various operating expense abatement periods, the impact of net transactional acquisition activity during 2017 and 2016, which was partially offset by an increase in interest expense as a result of lower capitalized interest in the current year due to the completion of several development projects in early 2017.

Revenues for the year ended December 31, 2017 were $574.2 million as compared with $555.7 million for the year ended December 31, 2016, with the increase primarily attributable to the commencement of several significant leases, the expiration of various operating expense abatement periods, and the impact of net transactional acquisition activity during 2017 and 2016.

Property operating costs increased $1.7 million from $218.9 million for the year ended December 31, 2016 to $220.6 million for the year ended December 31, 2017, primarily as a result of the net transactional activity mentioned above.

General and administrative expenses were $31.1 million for the year ended December 31, 2017, as compared to $29.2 million for the year ended December 31, 2016, primarily as a result of increased accruals for potential stock-based compensation expense as compared to the prior year.

Leasing Update

The Company's leasing volume for the quarter ended December 31, 2017 totaled approximately 867,000 square feet, bringing total leasing for the year to approximately 2.1 million square feet. The two largest leasing transactions completed during the fourth quarter were both previously announced and included the renewal of Raytheon Company’s approximately 440,000 square foot lease through 2024 in the Boston office market at 225 & 235 Presidential Way, and a new, full building (approximately 152,000 square foot) lease through 2034 with Gartner, Inc. in the Dallas market at 6011 Connection Drive.

Other highlights for the quarter included:

•	US Bancorp’s approximately 51,000 square foot expansion of its existing space at US Bancorp Center in Minneapolis, MN for 6+ years through 2024;

•	Harvard University’s expansion of approximately 15,000 square feet and renewal of 5,000 square feet at One Brattle Square in Cambridge, MA to 2030; and

•	Consilium Staffing, LLC’s renewal of approximately 15,000 square feet and expansion by an additional 4,000 square feet at 161 Corporate Center in Irving, TX to 2021.

The Company's leased percentage was 89.7%, up 50 basis points from the third quarter of 2017, and weighted average lease term remained approximately 6.5 years, each as of December 31, 2017. Same Store NOI increased 4.2% and 2.9% on a cash and accrual basis, respectively, compared to the fourth quarter of the prior year, and 9.3% and 5.8% on a cash and accrual basis, respectively, compared to the year ended December 31, 2016, primarily reflecting the expiration of abatement periods and the commencement of leases over the last twelve months. Details outlining Piedmont's occupancy statistics after the close of the 14-property disposition on January 4, 2018, the largest upcoming lease expirations, the status of certain major leasing activity, and a schedule of the largest lease abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional and Financing Activity

During the fourth quarter, Piedmont entered into two binding contracts with two different buyers to sell 14 assets, each of which subsequently closed on January 4, 2018. The total gross sales price for both transactions was approximately $425.9 million. An additional $4.5 million of gross sales proceeds is contingent upon certain leasing activity occurring before July 2, 2018. The Company recorded a non-cash impairment loss of approximately $46.5 million in its results of operations for the fourth quarter of 2017 and anticipates recording a gain on sale of approximately $40 million (before consideration of the $4.5 million of contingent proceeds) during the first quarter of 2018 in conjunction with the closing of the transactions. The 14 assets sold included:

◦	Desert Canyon 300, Phoenix, AZ

◦	Windy Point I and II, Schaumburg, IL

◦	2300 Cabot Drive, Lisle, IL

◦	1075 West Entrance Drive, Auburn Hills, MI

◦	Auburn Hills Corporate Center, Auburn Hills, MI

◦	5301 Maryland Way, Brentwood, TN

◦	Suwanee Gateway One, Suwanee, GA

◦	5601 Hiatus Road, Tamarac, FL

◦	2001 NW 64th Street, Fort Lauderdale, FL

◦	Piedmont Pointe I & II, Bethesda, MD

◦	1200 Crown Colony Drive, Quincy, MA

◦	2120 West End Avenue, Nashville, TN

The Company’s line of credit and, subsequently, the sales proceeds from the above transactions were used to repurchase 2.9 million shares of the Company’s common stock and to acquire Norman Pointe I, a $35 million value-add asset located in close proximity to the Company’s existing Minneapolis assets during the fourth quarter of 2017, as well as to repay, without penalty, on January 4, 2018, $470 million of bank term loans which were scheduled to mature in 2018 and early 2019.

First Quarter 2018 Dividend Declaration

On February 7, 2018, the board of directors of Piedmont declared dividends for the first quarter of 2018 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 23, 2018, payable on March 16, 2018.

Guidance for 2018

Based on management's expectations, the Company is introducing guidance for full-year 2018 as follows:

(in millions, except per share data)	Low		High
Net Income	$93	-	$98
Add:
Depreciation	112	-	116
Amortization	60	-	64
Less: Gain on Sale of Real Estate Assets	(39)	-	(42)
NAREIT FFO applicable to Common Stock	$226	-	$236
NAREIT FFO per diluted share	$1.64	-	$1.71

Less: Loss on Early Extinguishment of Debt / Termination of Interest Rate Swaps	$1	-	$1
Core FFO applicable to Common Stock	$227	-	$237
Core FFO per diluted share	$1.64	-	$1.72

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2017 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash basis), Property NOI (cash basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may affect its operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, February 8, 2018 at 10:00 A.M. Eastern time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201) 689-8565 for international participants. A replay of the conference call will be available through 10 A.M. EST on February 22, 2018, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 24284. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2017 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2017 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select submarkets located primarily within eight major U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's estimated range of Net Income, Depreciation,

Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2018.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, and/or socio-economic changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago where we have high concentrations of our Annualized Lease Revenue; lease terminations or lease defaults, particularly by one of our large lead tenants; the effect on us of adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition of properties, many of which risks and uncertainties may not be known at the time of acquisition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants; any change in the financial condition of any of our large lead tenants; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Amended Annual Report on Form 10-K/A for the year ended December 31, 2016.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)
	December 31, 2017	December 31, 2016

Assets:
Real estate assets, at cost:
Land	$544,794	$542,640
Buildings and improvements	3,203,229	3,142,482
Buildings and improvements, accumulated depreciation	(785,206)	(700,304)
Intangible lease assets	176,950	208,847
Intangible lease assets, accumulated amortization	(99,145)	(109,152)
Construction in progress	11,710	34,460
Real estate assets held for sale, gross	501,526	856,988
Real estate assets held for sale, accumulated depreciation and amortization	(169,116)	(244,269)
Total real estate assets	3,384,742	3,731,692
Investments in and amounts due from unconsolidated joint ventures	10	7,360
Cash and cash equivalents	7,382	6,992
Tenant receivables, net of allowance for doubtful accounts	12,139	26,494
Straight line rent receivables	163,160	136,862
Restricted cash and escrows	1,373	1,212
Prepaid expenses and other assets	22,517	23,281
Goodwill	98,918	98,918
Interest rate swaps	688	—
Deferred lease costs, less accumulated amortization	261,907	276,725
Other assets held for sale, net	47,131	58,632
Total assets	$3,999,967	$4,368,168
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,535,311	$1,687,731
Secured debt, net of premiums and unamortized debt issuance costs	191,616	332,744
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	216,653	165,410
Deferred income	29,582	28,406
Intangible lease liabilities, less accumulated amortization	38,458	47,537
Interest rate swaps	1,478	8,169
Other liabilities held for sale, net	380	468
Total liabilities	2,013,478	2,270,465
Stockholders' equity :
Common stock	1,424	1,452
Additional paid in capital	3,677,360	3,673,128
Cumulative distributions in excess of earnings	(1,702,281)	(1,580,863)
Other comprehensive income	8,164	2,104
Piedmont stockholders' equity	1,984,667	2,095,821
Non-controlling interest	1,822	1,882
Total stockholders' equity	1,986,489	2,097,703
Total liabilities and stockholders' equity	$3,999,967	$4,368,168

Number of shares of common stock outstanding as of end of period	142,359	145,235

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Revenues:
Rental income	$114,729	$119,564	$475,777	$459,890
Tenant reimbursements	24,371	23,961	96,711	93,961
Property management fee revenue	344	386	1,685	1,864
Total revenues	139,444	143,911	574,173	555,715
Expenses:
Property operating costs	55,377	57,496	220,630	218,934
Depreciation	28,461	32,785	119,288	127,733
Amortization	17,515	21,271	75,367	75,119
Impairment loss on real estate assets	46,461	—	46,461	33,901
General and administrative	7,880	5,726	31,130	29,244
Total operating expenses	155,694	117,278	492,876	484,931
Real estate operating income/(loss)	(16,250)	26,633	81,297	70,784
Other income (expense):
Interest expense	(15,463)	(16,566)	(68,124)	(64,860)
Other income/(expense)	429	454	657	(13)
Net recoveries from casualty events	—	—	—	34
Equity in income of unconsolidated joint ventures	(27)	8	3,845	362
Total other expense	(15,061)	(16,104)	(63,622)	(64,477)
Income/(loss) from continuing operations	(31,311)	10,529	17,675	6,307
Gain/(loss) on sale of real estate assets	(77)	19,652	115,874	93,410
Net income/(loss)	(31,388)	30,181	133,549	99,717
Plus: Net income applicable to noncontrolling interest	5	8	15	15
Net income/(loss) applicable to Piedmont	$(31,383)	$30,189	$133,564	$99,732
Weighted average common shares outstanding - diluted*	144,503	145,764	145,380	145,635
Per Share Information -- diluted:
Net income/(loss) applicable to common stockholders	$(0.21)	$0.21	$0.92	$0.69
*Number of shares of common stock outstanding as of end of period	142,359	145,235	142,359	145,235

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
GAAP net income/(loss) applicable to common stock	$(31,383)	$30,189	$133,564	$99,732
Depreciation of real estate assets(1) (2)	28,242	32,597	118,577	127,129
Amortization of lease-related costs(1)	17,499	21,259	75,327	75,139
Impairment loss on real estate assets	46,461	—	46,461	33,901
(Gain)/loss on sale of real estate assets (1)	77	(19,652)	(119,557)	(93,410)
NAREIT Funds From Operations applicable to common stock*	60,896	64,393	254,372	242,491
Acquisition costs	—	4	6	976
Net recoveries from casualty events	—	—	—	(34)
Core Funds From Operations applicable to common stock*	60,896	64,397	254,378	243,433
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	604	667	2,496	2,610
Depreciation of non real estate assets	212	246	809	841
Straight-line effects of lease revenue (1)	(5,553)	(6,429)	(21,492)	(21,544)
Stock-based and other non-cash compensation	1,937	284	6,139	5,620
Net effect of amortization of below-market in-place lease intangibles (1)	(1,685)	(1,385)	(6,575)	(5,065)
Acquisition costs	—	(4)	(6)	(976)
Non-incremental capital expenditures (3)	(13,463)	(12,135)	(35,437)	(35,568)
Adjusted funds from operations applicable to common stock*	$42,948	$45,641	$200,312	$189,351
Weighted average common shares outstanding - diluted**	144,503	145,764	145,380	145,635
Funds from operations per share (diluted)	$0.42	$0.44	$1.75	$1.67
Core funds from operations per share (diluted)	$0.42	$0.44	$1.75	$1.67

**Number of shares of common stock outstanding as of end of period	142,359	145,235	142,359	145,235

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016

GAAP net income/ (loss) applicable to common stock	$(31,383)	$30,189	$(31,383)	$30,189
Net income applicable to noncontrolling interest	(5)	(8)	(5)	(8)
Interest expense	15,463	16,566	15,463	16,566
Depreciation (1)	28,454	32,844	28,454	32,844
Amortization (1)	17,499	21,259	17,499	21,259
Impairment loss on real estate assets	46,461	—	46,461	—
(Gain)/loss on sale of real estate assets (1)	77	(19,652)	77	(19,652)
EBITDAre	76,566	81,198	76,566	81,198
Acquisition costs	—	4	—	4
Net (recoveries)/loss from casualty events	(57)	—	(57)	—
Core EBITDA*	76,509	81,202	76,509	81,202
General & administrative expenses (1)	7,895	5,741	7,895	5,741
Management fee revenue	(149)	(224)	(149)	(224)
Other income (1)	(156)	(459)	(156)	(459)
Straight line effects of lease revenue (1)	(5,553)	(6,429)
Amortization of lease-related intangibles (1)	(1,685)	(1,385)
Property NOI*	76,861	78,446	84,099	86,260
Net operating income from:
Acquisitions	(5,183)	(4,848)	(7,056)	(6,396)
Dispositions	(29)	(5,527)	(29)	(5,719)
Other investments (2)	(891)	(136)	(1,135)	(438)
Same Store NOI *	$70,758	$67,935	$75,879	$73,707
Change period over period in Same Store NOI	4.2%	N/A	2.9%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016

GAAP net income applicable to common stock	$133,564	$99,732	$133,564	$99,732
Net income applicable to noncontrolling interest	(15)	(15)	(15)	(15)
Interest expense	68,124	64,860	68,124	64,860
Depreciation (1)	119,386	127,970	119,386	127,970
Amortization (1)	75,327	75,139	75,327	75,139
Impairment loss on real estate assets	46,461	33,901	46,461	33,901
Gain on sale of real estate assets (1)	(119,557)	(93,410)	(119,557)	(93,410)
EBITDAre	323,290	308,177	323,290	308,177
Acquisition costs	6	976	6	976
Net recoveries from casualty events	—	(34)	—	(34)
Core EBITDA*	323,296	309,119	323,296	309,119
General & administrative expenses (1)	31,186	29,306	31,186	29,306
Management fee revenue	(872)	(1,034)	(872)	(1,034)
Other income (1)	(303)	(458)	(303)	(458)
Straight line effects of lease revenue (1)	(21,492)	(21,544)
Amortization of lease-related intangibles (1)	(6,575)	(5,065)
Property NOI*	325,240	310,324	353,307	336,933
Net operating income from:
Acquisitions	(18,385)	(7,333)	(29,216)	(9,175)
Dispositions	(11,431)	(32,550)	(11,491)	(33,761)
Other investments(2)	(371)	(497)	(2,987)	(1,311)
Same Store NOI *	$295,053	$269,944	$309,613	$292,686
Change period over period in Same Store NOI	9.3%	N/A	5.8%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 3100 Clarendon Boulevard in Arlington, Virginia, Enclave Place in Houston, Texas, and 500 TownPark in Lake Mary, Florida, are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.